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                                                                     Exhibit 5.1

                                June 3, 1996



Teleport Communications Group Inc.
One Teleport Drive
Staten Island, New York 10311-1011

Gentlemen:

     We are acting as counsel to Teleport Communications Group Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-1 (File No. 333-3984), as amended (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the proposed public offering of (i) __% Senior Notes due 2006 (the "Senior Notes") and (ii) ___% Senior Discount Notes due 2007 (the "Senior Discount Notes" and, together with the Senior Notes, the "Notes"), all of which Notes are to be sold by the Company. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R.
Section 229.601(b)(8), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined an executed copy of the Registration Statement. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the Internal Revenue Code of 1986, as amended, existing and proposed regulations thereunder, including regulations concerning the treatment of debt instruments issued with original issue discount, published rulings and court decisions, all as in effect and existing on the date hereof (collectively, "federal tax laws"), and all of which are subject to change at any time, which change may be retroactive. We express no opinion herein as to any other laws, statutes, regulations, or ordinances.

     Based upon, and subject to and limited by the foregoing, we are of the opinion that the information in the prospectus constituting a part of the Registration Statement under the caption "Certain Federal Income Tax Considerations," to the extent that such information
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Teleport Communications Group, Inc.
June 3, 1996
Page 2


constitutes matters of law or legal conclusions or purports to describe certain provisions of the federal tax laws, has been reviewed by us and is a correct summary in all material respects of the matters discussed therein.

     We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                                Very truly yours,



                                                DOW, LOHNES & ALBERTSON